PURCHASE AGREEMENT
by and between
Cyber Enviro-Tech, Inc., Inc. and **Estate of Danny Hyde**

This Agreement is made and entered into December, 31st, 2021 (the "***Effective Date***") which supersedes all other Agreements entered into between the **Estate of Danny Hyde ("EDH")** currently located at 1017 Toski Dr. Trinity, Florida 34655, and **Cyber Enviro-Tech, Inc.,** a Wyoming corporation ("**CETI**") located at 6991 E. Camelback Rd. Suite D-300 Scottsdale, AZ 85251. Each of the entities may be referred to herein, as a "***Party***" and collectively as the "***Parties***."

The **EDH** is managed by Donna Lee Cabeza, who has been appointed as the executor of the estate. Mr. Hyde was the former operator of record with the Railroad Commission of Texas for the Alvey Ranch, ("**Alvey**") a 479-acre parcel of land located 5 miles north of Putnam, Texas in Callahan County. Mr. Hyde had been a 40-year veteran in the oil and gas industry with extensive experience in oil field production including a history of injection balancing, echo-meter perforation setting [alignment of the production stream], etc.

Cyber Enviro-Tech, Inc., ("CETI") is a Wyoming, publicly traded, over-the-counter, (OTCBB: CETI), water science technology company that integrates best practices, nanomaterial, adsorption, and highest results-based processes into water purification solutions for commercial and industrial applications. On April of 2021 CETI became the Operator of Record with the with the Railroad Commission of Texas of the Alvey

TERM OF THE AGREEMENT

CETI agrees to pay to the EDH a total amount of $450,000 for the leasehold improvements that were made on the ALVEY. Said payout will occur under the following terms and conditions as defined herby in this Agreement:

1. $75,000 was paid under the February 2021 Agreement and is credited towards this Agreement resulting in a net due to EDH of $375,000.

2. Under the previous agreement, Mr. Hyde represented that the current property owners were to receive 18.75% of the gross revenue generated from the sale of all oil and gas produced from the ALVEY. Subsequent to the February 2021 Agreement, it was discovered that the property owner(s) were due a 20% overriding royalty, less taxes. Said net revenue will be paid directly to the owners of the ALVEY in the form of an overriding royalty, not a working interest.

   Of the remaining 80% royalty available on the ALVEY, which represent 100% of the working interest, EDH will be credited 15% of the 100% or 18.75% working interest of the total 100% working interest in the ALVEY. Payment to EDH will be the net amount of all operating costs, taxes, shipping and other expenses associated with the rework, production and delivery of oil from the existing wells on ALVEY. Said 18.75% working interest is to be paid in perpetuity, commencing 180 days from the date of this Agreement.

3 **PAYMENT SCHEDULE** – The following outlines the payment schedule to EDH for the remaining $375,000 for leasehold improvements that were made on the Alvey by EDH.

   a. Payment of $10,500.00 USD from CETI to EDH will begin one hundred and eighty (180) days from the date of this Agreement and will continue on the first of the month subsequent to the 180 days for 18 consecutive months for a total payment

amount of $189,000. CETI, as its discretion and without penalty, may pay the balance sooner.

b. The total balance owing of $186,000 to be paid on the 19th month from the date of the 1st payment. At CETI's discretion, this final payment can be paid equally over a six-month period of time but will bear simple annual interest at the rate of 7%.

c. Payments not received within 10 days from the agreed upon due date are subject to a late charge of $100/day late fee until payment is received.

4 Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, wartime, pandemics, epidemics, quarantines, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

5 New Wells. EDH will receive a 5% working interest of any New Wells developed/drilled by CETI. The working interest share will not be paid until such time as CETI has recaptured all direct and indirect costs associated with drilling the new well(s), putting them on line and in production.

Notices. Any notice, consent or other communication required or permitted under this Agreement shall be written in English and shall be deemed given when: (i) delivered personally; (ii) sent by commercial courier with written verification of receipt returned to the sender; or (iv) sent by e-mail. All notices should be sent to:

To CETI:

Cyber Enviro-Tech, Inc.
c/o Kim D. Southworth
6991 E. Camelback Rd. Suite D-300
Scottsdale, AZ 85251
kim@cyberenviro-tech.international

If to the Estate of Danny Hyde:

Donna Lee Cabeza, Executor.
1017 Toski Dr.
Trinity, Florida 34655
dlcabeza@yahoo.com

Assignment. Either party may assign a beneficiary for their respective assets or any obligation thereof without altering the terms and conditions of this Agreement as long as the other Party is notified in writing of such transfers or changes.

Modifications. Any modifications, revisions, or amendments to this Agreement must be set forth in a writing signed by both Parties.

Governing Law. This Agreement shall be construed and governed in the State of Arizona, which shall be applied without reference to any conflict-of-laws rule under which different law might otherwise be applicable. Venue for any lawsuits brought by the Parties to this Agreement against each other regarding or as a result of this Agreement shall be proper only in an appropriate court located in Maricopa County,

Arizona. The Parties hereby submit themselves to the exclusive jurisdiction of said courts and consent to service of process by confirmed facsimile transmission or commercial courier (with written verification of receipt returned to the sender).

Interpretation. Each Party hereto acknowledges and agrees that: a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and c) the terms and provisions of this Agreement shall be construed fairly as to both Parties hereto and not in favor of or against either Party, regardless of which party was generally responsible for the preparation of this Agreement.

Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of this Agreement shall not be affected.

No Waiver. The Parties acknowledges and agree that any failure on the part of either party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of the right of any party thereafter to enforce each and every provision of this Agreement.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and, except as expressly set forth herein, supersedes all other agreements and understandings between the Parties with respect to the same.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by themselves as individual, and/or their duly authorized respective officers and/or directors.

Cyber Enviro-Tech, Inc.
a Wyoming corporation

Kim D. Southworth, CEO

Signed before me this 31 day of December, 2021

Notary Public

REED BURRIS
Notary Public - Arizona
Maricopa County
Commission # 613516
My Comm. Exp. September 2, 2025

The Estate of Danny Hyde
Trinity, Florida

By: Donna Lee Cabeza, Executor

Signed before me this 7 day of January, 2021

Notary Public

Charlene D. Galla
State of Florida
My Commission Expires 02/16/2024
Commission No. GG 958637